EXHIBIT 10.14


                                December 9, 1997


Synthelabo
22 Avenue Galilee
92350 Le Plessis Robinson
FRANCE

ATTN:  Philippe Goupit

Dear Sirs:

      This letter is intended to memorialize our mutual agreement regarding the release of all claims regarding disputes arising from that certain Amended and Restated Investment and Master Strategic Relationship Agreement, dated as of October 9, 1997, by and between Angeion Corporation and Synthelabo (the "Investment Agreement"). All terms not defined herein shall have the same meanings as set forth in the Investment Agreement. In consideration of the covenants and releases contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

      1. The Investor, for itself and its Affiliates, hereby irrevocably releases and discharges as of the date hereof the Company and its Affiliates, and each of them, from any and all disputes, controversies, claims, demands, actions, suits, obligations, damages, expenses, judgments, orders, causes of action or liabilities of whatever kind or nature, in law, at equity or otherwise, arising out of the Investment Agreement or the transactions contemplated thereby or the breach, if any, thereof, which the Investor and its Affiliates now own or hold or have at any time owned or held as against the Company and its Affiliates (i) that are known to Investor or any of its Affiliates as of the date hereof, or (ii) that are described in Schedule 1 or subsequently arise from any matters described in Schedule 1.

      2. The Company, for itself and its Affiliates, hereby irrevocably releases and discharges as of the date hereof the Investor and its Affiliates, and each of them, from any and all disputes, controversies, claims, demands, actions, suits, obligations, damages, expenses, judgments, orders, causes of action or liabilities of whatever kind or nature, in law, at equity or otherwise, whether known or unknown, arising out of the Investment Agreement or the transactions contemplated thereby or the breach, if any, thereof, which the Company and its Affiliates now own or hold or have at any time owned or held as against the Investor and its Affiliates (i) that are


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Synthelabo
December 9, 1997
Page Two


known to the Company or any of its Affiliates, or (ii) that relate directly or indirectly to the matters identified in Schedule 2.

      3. The parties, on their own behalf and on the behalf of their respective Affiliates, hereby acknowledge that they and their respective Affiliates are aware that they and their respective Affiliates may become aware of subsequently arising facts or developments arising from the disputes, controversies, claims, demands, actions, suits, obligations, damages, expenses, judgments, orders, causes of action and liabilities disclosed in Schedule 1 and Schedule 2, and agree the releases granted in paragraphs 1 and 2 hereof with respect to such matters shall be and remain in effect in all respects as complete and general releases as to all such matters released herein.

      4. Each party, on its own behalf and on the behalf of its respective Affiliates, agrees not to make, assert or maintain against the other party or its respective Affiliates any claim, demand, action, suit or proceeding arising out of or in connection with the matters respectively released herein.

      5. Each party, on its own behalf and on the behalf of its respective Affiliates, represents and warrants that such party and its respective Affiliates have not heretofore assigned or transferred or purported to assign or transfer to any person, firm, corporation or other entity any claim, demand, right, damage, liability, action, cause of action or any other matter herein released.

      6. This letter agreement contains the entire understanding of the parties with respect to the matters referred to herein. No provision of this letter agreement may be amended or supplemented other than by a written instrument signed by the party against whom enforcement of any such amendment or supplement is sought.

      7. The releases granted herein shall apply to all aspects of the transactions contemplated by the Investment Agreement and the transactions contemplated thereby except that such releases shall not in any way limit the liabilities or obligations of the parties hereto or their respective Affiliates under the Related Agreements including with respect to product warranties or indemnification rights granted therein.

      8. The parties hereto shall not be deemed to have made any admission of wrongdoing or breach with respect to the transactions contemplated by the Investment Agreement by virtue of their execution and delivery of this letter agreement nor shall the existence of this letter agreement be used to interpret


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Synthelabo
December 9, 1997
Page Three


standards of materiality or other such principles of general application under the Investment Agreement with respect to any claims for breach thereof.

      9. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

      Please acknowledge Synthelabo's agreement with the foregoing by executing this letter on the signature line provided below.

                                       Sincerely yours,

                                       ANGEION CORPORATION


                                       By: /s/ Whitney A. McFarlin
                                           -------------------------------------
                                                   Whitney A. McFarlin
                                                      President and
                                                 Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

SYNTHELABO



By: /s/ Jean Peirre Charlet
    ----------------------------------

Name: Jean Peirre Charlet
      --------------------------------

Title: Attorney-in-Fact
       -------------------------------


By: /s/ Goupit Philippe
    ----------------------------------

Name: Goupit Philippe
      --------------------------------

Title: Attorney-in-Fact
       -------------------------------

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                                   Schedule 1


      The releases granted in paragraphs 1 and 2 of the letter agreement shall not limit any remedy that Investor may have under Rule 10b-5 for any material omission or inaccuracy in the information disclosed by the Company to the Investor on or prior to December 9, 1997.

      Any cost, claim, liability, proceeding or damage to the Company arising from:

      1. Any actual or alleged defects in the Company's Sentinel 2010/2011/2012 ICD products related to cracking or failure of any 10 microfarad ceramic capacitor contained therein and early discharge of batteries in such products as a result thereof or any actual or alleged problems related to possible dislodgements of the 4040 lead in animal studies. Any actual or alleged failure of the Company to disclose such information to the Investor regarding any such actual or alleged product problems.

      2. Any disclosure by the Company of any details of the Investment Agreement in any press release or in the investor press conferences held by the Company on October 13, 1997 and November 13, 1997, including the specific price per share of the Initial Shares provided for in the Investment Agreement, or information as to ELA's European and US sales structures, and any alleged failure to seek prior consultation or approval of ELA or Synthelabo with respect to any such public announcements or public statements.

      3. Any delay in availability of the 4040 leads or ICD's due to Angeion's decision to temporarily suspend implants of the 2010/2011/2012 ICD.


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                                   Schedule 2


1.    Any delay in the filing of the Hart-Scott-Rodino submission.

2. Any failure to close within 2 (two) business days after receipt of a notice of early termination of the Hart-Scott-Rodino waiting period.